Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Goodness Growth Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction			Fee Rate	Amount of Filing Fee
Fees to Be Paid		$226,343,071.48	(1)(2)	0.0000927	$20,982.00	(3)
Fees Previously Paid	$				$–
Total Transaction Valuation		$226,343,071.48
Total Fees Due for Filing	$				$20,982.00
Total Fees Previously Paid					$–
Total Fee Offsets					$–
Net Fee Due	$				$20,982.00

(1)	The maximum number of securities of Goodness Growth Holdings, Inc. (the “Company”) to which this transaction applies is estimated, as of July 14, 2022, to be 159,619,637 (the “Goodness Shares”), consisting of (i) 84,651,628 subordinate voting shares, no par value, of the Company (the “Subordinate Voting Shares”) issued and outstanding; (ii) 37,458,600 Subordinate Voting Shares, representing the 369,186 multiple voting shares, no par value, of the Company (the “Multiple Voting Shares”) issued and outstanding on as-converted basis; (iii) 6,541,100 Subordinate Voting Shares, representing the 65,411 super voting shares, no par value, of the Company issued and outstanding on as-converted basis; (iv) 26,187,660 Subordinate Voting Shares issuable pursuant to options to purchase Subordinate Voting Shares; (v) 1,094,200 Subordinate Voting Shares underlying restricted stock units; (vi) 3,037,649 issuable upon the exercise of warrants to purchase Subordinate Voting Shares; and (vii) 1,188,800 Subordinate Voting Shares issuable upon the exercise of warrants to purchase Multiple Voting Shares.

(2)

Solely for purposes of calculating the filing fee in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposed maximum aggregate value of the transaction is US$226,343,071.48, which was calculated by multiplying (x) 159,619,637 Subordinate Voting Shares, the aggregate number of securities to which the transaction applies, by (y) 0.22652, representing the exchange ratio for one Goodness Share to one Class A subordinate voting share, no par value, of Verano Holdings Corp. (“Verano”), as set forth in the arrangement agreement (as amended on June 22, 2022, the “Arrangement Agreement”) with Verano, which exchange ratio is subject to adjustment in accordance with the terms of the Plan of Arrangement (as defined in the Arrangement Agreement), by (z) US$6.26, representing the average of the high and low prices reported on the Canadian Securities Exchange (converted to USD based on the exchange rate on July 14, 2022 of C$1.3138 = US$1.00) for one Class A subordinate voting share, no par value, of Verano

(3)	In accordance with Section 14(g) and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction discussed in note (2) above by 0.0000927.